Exhibit 99.1

Grace News
AC Draft 10-22-12

Media Relations Mike Jones T +1 410.531.8228 mike.jones@grace.com	Investor Relations Mark Sutherland T +1 410.531.4590 mark.sutherland@grace.com

Grace Reports Third Quarter 2012 Adjusted EPS of $1.04

and Narrows 2012 Earnings Outlook

•                  Base pricing and sales volumes increased 5.3 percent, offset by lower rare earth surcharges and currency translation

•                  Sales in emerging regions increased 17 percent

•                  2012 outlook for Adjusted EBIT narrowed to the range of $510 to $520 million

Columbia, MD — October 24, 2012 — W. R. Grace & Co. (NYSE: GRA) announced third quarter net income of $75.5 million, or $0.99 per diluted share.  Net income for the prior-year quarter was $81.3 million, or $1.07 per diluted share. Adjusted EPS was $1.04 per diluted share compared with $1.16 per diluted share for the prior-year quarter.

Net income for the nine months ended September 30, 2012, was $205.7 million, or $2.70 per diluted share, compared with $211.3 million, or $2.80 per diluted share for the prior-year period.  Adjusted EPS was $3.07 per diluted share compared with $3.06 per diluted share for the prior-year period.

“Our results were in line with our plan,” stated Fred Festa, Grace’s Chairman and Chief Executive Officer.  “All three of our operating segments improved base pricing and increased sales volumes as strong growth in the emerging regions offset weaker demand in the advanced economies.  Our disciplined approach to productivity, cost control and working capital improved earnings and cash flow in the quarter.”

Third Quarter Results

Third quarter sales of $776.6 million declined 10.1 percent compared with the prior-year quarter as improved base pricing (+3.7 percent) and higher sales volumes (+1.6 percent) were offset by lower rare earth surcharges (-9.5 percent) and unfavorable currency translation (-5.9 percent).  Sales in emerging regions represented 39.1 percent of sales and grew 16.8 percent compared with the prior-year quarter.  Acquisitions contributed $7.2 million to sales in the quarter, while divestitures decreased sales by $5.3 million.

Gross profit of $284.8 million declined 10.0 percent compared with the prior-year quarter as improved base pricing and higher sales volumes were more than offset by unfavorable

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currency translation, unfavorable product mix and the impact of lower rare earth costs and volumes on capitalized inventory values.  Gross margin of 36.7 percent increased 10 basis points compared with the prior-year quarter, continuing at the top-end of the company’s target range of 35 to 37 percent.

Adjusted EBIT of $129.1 million decreased 9.0 percent compared with $141.9 million in the prior-year quarter.  The decrease primarily was due to lower segment operating income in Catalysts Technologies and Materials Technologies, which partially was offset by higher segment operating income in Construction Products and lower corporate expenses.  Adjusted EBIT margin improved to 16.6 percent compared with 16.4 percent in the prior-year quarter.

Adjusted EBIT Return On Invested Capital was 34.6 percent on a trailing four-quarter basis, compared with 32.6 percent for the prior-year quarter.  The increase in Adjusted EBIT Return On Invested Capital primarily was due to improved working capital management.

Nine Month Results

Sales for the nine months ended September 30, 2012, decreased 1.2 percent to $2.36 billion as improved base pricing (+4.8 percent) and higher sales volumes (+2.0 percent) were offset by unfavorable currency translation (-4.1 percent) and lower rare earth surcharges (-3.9 percent).  Sales in emerging regions represented 36.3 percent of sales and grew 14.8 percent compared with the prior-year period.

Gross profit of $866.0 million decreased 0.8 percent compared with the prior-year period.  Gross margin of 36.7 percent increased 10 basis points compared with the prior-year period.

Adjusted EBIT was $384.0 million, an increase of 3.7 percent compared with the prior-year period.  The improvement in Adjusted EBIT was due to improved pricing, higher sales volumes and lower expenses.

Catalysts Technologies

Sales down 19.0 percent; segment operating income down 17.9 percent

Third quarter sales for the Catalysts Technologies operating segment, which includes specialty catalysts and additives for refinery, plastics and other chemical process applications, were $298.9 million, a decrease of 19.0 percent compared with the prior-year quarter. The decrease was due to lower rare earth surcharges (-22.3 percent) and unfavorable currency translation (-4.5 percent), which more than offset improved base pricing (+7.4 percent) and increased sales volumes (+0.4 percent).

Sales of FCC catalysts decreased during the quarter due to lower rare earth surcharges and unfavorable currency translation.  Base pricing improved approximately 9 percent and sales volumes increased approximately 4 percent.  Sales volumes were adversely affected by approximately $22 million, or 7 percent, due to the previously announced refinery closures.

Sales of polypropylene catalysts increased double digits compared with the prior-year quarter.  Sales of polyethylene catalysts declined due to inventory destocking in Europe and Asia.

Segment gross margin was 40.5 percent compared with 40.2 percent in the prior-year quarter.  The increase in gross margin primarily was due to improved base pricing and lower manufacturing costs.

Segment operating income was $92.0 million compared with $112.1 million in the prior-year quarter. Segment operating margin was 30.8 percent, an increase of 40 basis points compared with the prior-year quarter.

Materials Technologies

Sales down 3.4 percent; segment operating income down 4.1 percent

Third quarter sales for the Materials Technologies operating segment, which includes packaging technologies and engineered materials for consumer, industrial, coatings and pharmaceutical applications, were $214.4 million compared with $222.0 million in the prior-year quarter. The 3.4 percent decrease was due to unfavorable currency translation (-8.2 percent) which more than offset higher sales volumes (+4.2 percent) and improved pricing (+0.6 percent).

Segment gross margin was 32.8 percent compared with 33.3 percent in the prior-year quarter.  The decrease in gross margin was due to higher manufacturing costs incurred during the quarter.

Segment operating income was $39.8 million, a decrease of 4.1 percent compared with the prior-year quarter. Segment operating margin was 18.6 percent compared with 18.7 percent in the prior-year quarter.

Construction Products

Sales down 3.6 percent; segment operating income up 21.5 percent

Third quarter sales for the Construction Products operating segment, which includes specialty construction chemicals and specialty building materials used in commercial, infrastructure and residential construction, were $263.3 million, a decrease of 3.6 percent compared with the prior-year quarter. Higher sales volumes (+1.1 percent) and improved pricing (+1.1 percent) were offset by unfavorable currency translation (-5.8 percent). The acquisition of Rheoset Industria during the quarter contributed $7.2 million to sales, which more than offset a $5.3 million decrease in sales due to the 2011 divesture of the vermiculite business.

Sales of Construction Products in emerging regions, which represented 35.2 percent of sales, increased 13.1 percent compared with the prior-year quarter due to strong sales in emerging Asia, Latin America and the Middle East.  Sales in North America, which represented 39.9 percent of sales, decreased 5.8 percent, primarily due to lower demand for residential reroofing products resulting from last year’s mild winter.  Sales of specialty construction chemicals in North America increased approximately 4 percent.  Sales in Western Europe, which represented 14.3 percent of sales, decreased 26.9 percent compared with the prior-year quarter due to unfavorable currency translation, the continuing weak construction environment and the company’s decision to exit low-margin business in Southern Europe.

Segment gross margin of 35.4 percent increased 90 basis points compared with the prior-year quarter primarily due to improved pricing, higher sales volumes and a favorable sales mix comparison between the acquired and divested or exited businesses.

Segment operating income of $36.7 million increased 21.5 percent compared with the prior-year quarter primarily due to improved gross margin.  Segment operating margin improved to 13.9 percent compared with 11.1 percent in the prior-year quarter.

Other Expenses

Total corporate expenses of $21.8 million decreased 16.2 percent compared with the prior-year quarter, primarily due to disciplined cost control and previously announced restructuring actions.

Defined benefit pension expense for the third quarter was $17.6 million compared with $15.9 million for the prior-year quarter.  The 10.7 percent increase primarily was due to year-over-year changes in actuarial assumptions including lower discount rates and a lower expected long-term rate of return on plan assets.

Interest expense was $11.5 million for the third quarter compared with $11.1 million for the prior-year quarter. The annualized weighted average interest rate on pre-petition obligations for the third quarter was 3.6 percent.

Income Taxes

Income taxes are recorded at a global effective tax rate of approximately 33.0 percent. Income taxes paid in cash, net of refunds, were $41.6 million during the nine months ended September 30, 2012, or approximately 13.5 percent of income before income taxes.

Grace has not had to pay U.S. Federal income taxes in cash in recent years since available tax deductions and credits have fully offset U.S. taxable income.  Grace expects to generate significant U.S. Federal net operating losses upon emergence from bankruptcy.

Since Grace will not emerge from bankruptcy this year, the company expects to use approximately $35 million in carryover tax credits and approximately $18 million in domestic production incentives to reduce U.S. Federal taxable income in 2012.  These credits and deductions would not have been available had Grace emerged from bankruptcy and generated a U.S. Federal net operating loss in 2012.  Grace expects its 2012 global cash tax rate to increase from 13.5 percent to approximately 22.5 percent for this year only as the company works to maximize the present value of its current and future tax attributes.

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2012, was $282.8 million compared with $54.7 million in the prior-year period.  The improved cash flow primarily was due to lower pension contributions and improved working capital performance.

Adjusted Free Cash Flow was $286.1 million for the nine months ended September 30, 2012, compared with $155.2 million in the prior-year period.

2012 Outlook

As of October 24, 2012, Grace updated its outlook for 2012 Adjusted EBIT to the range of $510 million to $520 million, an increase of 6 to 9 percent compared with 2011 Adjusted EBIT of $478.6 million.  The company expects 2012 Adjusted EBITDA in the range of $630 million to $640 million.

The following updated assumptions are components of Grace’s 2012 outlook:

•                  Consolidated sales of approximately $3.15 billion.  Improved sales volumes and base pricing are offset by lower rare earth surcharges and unfavorable currency translation of approximately $170 million and $115 million, respectively;

•                  Consolidated gross margin in the high end of the 35-37 percent target range;

•                  An average euro exchange rate of $1.28 for the fourth quarter, compared with an average of $1.34 for the fourth quarter of 2011;

•                  An effective tax rate of 33.0 percent;

•                  Capital expenditures of approximately $140 million; and

•                  Diluted shares outstanding at year end of approximately 77 million.

Grace is unable to make a reasonable estimate of the income effects of the consummation of the Joint Plan of Reorganization (the “Plan”) because the value of certain consideration payable to the asbestos trusts under the Plan (primarily the deferred payments and the warrant) will not ultimately be determined until the effective date of the Plan, the timing of which is uncertain. When the Plan is consummated, Grace expects to reduce its liabilities subject to compromise, including asbestos-related contingencies, recognize the value of the deferred payments and the warrant and recognize expense for the costs of consummating the Plan and the income tax effects of these items.

Chapter 11 Proceedings

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary, W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in order to resolve Grace’s asbestos-related liabilities.

On January 31, 2011, the Bankruptcy Court issued an order confirming Grace’s Joint Plan of Reorganization.  On January 31, 2012, the United States District Court issued an order affirming the Plan, which was reaffirmed on June 11, 2012 following a motion for reconsideration.  Five parties have appeals pending before the Third Circuit Court of Appeals.

The timing of Grace’s emergence from Chapter 11 will depend on the satisfaction or waiver of the remaining conditions set forth in the Plan.  The Plan sets forth how all pre-petition claims and demands against Grace will be resolved. See Grace’s most recent periodic reports filed with the SEC for a detailed description of the Plan.

Grace has not recorded accounting adjustments for the Plan because of the uncertainty of the value of the consideration payable to the asbestos trusts under the Plan (primarily the deferred payments and the warrant).  Grace may adjust the recorded amount of its asbestos-related liabilities prior to the effective date of the Plan if it determines that the currently recorded amount of its asbestos-related liabilities does not represent a reasonable estimate of the consideration payable to the asbestos trusts.  Grace will adjust its asbestos-related liabilities when material conditions to the Plan are satisfied and when the consideration payable to the asbestos trusts under the Plan can be measured.  Such adjustment will be made no later than the effective date of the Plan.

Investor Call

Grace will discuss these results during an investor conference call and webcast today starting at 11:00 a.m. ET. To access the call and webcast, interested participants should go to the Investor Information — Investor Presentations portion of the company’s web site, www.grace.com, and click on the webcast link.

Those without access to the Internet can listen to the investor call by dialing +1.866.730.5766 (international callers dial +1.857.350.1590) and entering conference ID 84018437. Investors are advised to access the call at least ten minutes early in order to register. An audio replay will be available at 1:00 p.m. ET on October 24 and will be accessible by dialing +1.888.286.8010 (international callers dial +1.617.801.6888) and entering conference call ID 14454327.  The replay will be available for one week.

***

About Grace

Grace is a leading global supplier of catalysts; engineered and packaging materials; and, specialty construction chemicals and building materials. The company’s three industry-leading business segments—Grace Catalysts Technologies, Grace Materials Technologies and Grace Construction Products—provide innovative products, technologies and services that enhance the quality of life. Grace employs approximately 6,000 people in over 40 countries and had 2011 net sales of $3.2 billion. More information about Grace is available at www.grace.com.

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, all statements regarding Grace’s Chapter 11 case; expected financial positions; results of operations; cash flows; financing plans; business strategy; budgets; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: developments affecting Grace’s bankruptcy, proposed plan of reorganization and settlements with certain creditors, the cost and availability of raw materials (including rare earth) and energy, developments affecting Grace’s underfunded and unfunded pension obligations, risks related to foreign operations, especially in emerging regions, acquisitions and divestitures of assets and gains and losses from dispositions or impairments, the effectiveness of its research and development and growth investments, its legal and environmental proceedings, costs of compliance with environmental regulation and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace’s projections and forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

***

Chart 1

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In millions, except per share amounts	2012	2011	2012	2011

Net sales	$776.6	$864.2	$2,357.7	$2,386.3
Cost of goods sold	491.8	547.8	1,491.7	1,512.9
Gross profit	284.8	316.4	866.0	873.4

Selling, general and administrative expenses	130.8	148.2	401.2	424.0
Restructuring expenses and related asset impairments	1.1	0.1	6.4	1.0
Research and development expenses	15.4	16.8	47.9	49.1
Defined benefit pension expense	17.6	15.9	53.2	47.5
Interest expense and related financing costs	11.5	11.1	34.1	32.5
Provision for environmental remediation	0.6	1.1	1.8	1.6
Chapter 11 expenses, net of interest income	4.4	4.4	12.6	16.9
Libby medical program settlement	0.1	—	19.6	—
Equity in earnings of unconsolidated affiliate	(4.9)	(5.5)	(13.8)	(13.2)
Other (income) expense, net	(3.2)	2.7	(6.0)	0.8
Total costs and expenses	173.4	194.8	557.0	560.2
Income before income taxes	111.4	121.6	309.0	313.2
Provision for income taxes	(35.4)	(40.4)	(102.0)	(102.5)
Net income	76.0	81.2	207.0	210.7
Less: Net loss (income) attributable to noncontrolling interests	(0.5)	0.1	(1.3)	0.6
Net income attributable to W. R. Grace & Co. shareholders	$75.5	$81.3	$205.7	$211.3

Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$1.01	$1.10	$2.75	$2.87
Weighted average number of basic shares	75.0	73.7	74.7	73.5

Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.99	$1.07	$2.70	$2.80
Weighted average number of diluted shares	76.4	75.7	76.2	75.5

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 2

W. R. Grace & Co. and Subsidiaries

Analysis of  Operations (unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions, except per share amounts	2012	2011	% Change	2012	2011	% Change
Net sales:
Catalysts Technologies	$298.9	$369.2	(19.0)%	$939.7	$979.8	(4.1)%
Materials Technologies	214.4	222.0	(3.4)%	652.6	668.1	(2.3)%
Construction Products	263.3	273.0	(3.6)%	765.4	738.4	3.7%
Total Grace net sales	$776.6	$864.2	(10.1)%	$2,357.7	$2,386.3	(1.2)%
Net sales by region:
North America	$245.8	$289.9	(15.2)%	$731.7	$788.2	(7.2)%
Europe Middle East Africa	276.9	336.9	(17.8)%	879.8	934.6	(5.9)%
Asia Pacific	160.4	155.1	3.4%	490.1	435.9	12.4%
Latin America	93.5	82.3	13.6%	256.1	227.6	12.5%
Total net sales by region	$776.6	$864.2	(10.1)%	$2,357.7	$2,386.3	(1.2)%

Profitability performance measures: (A)(B)(C)
Adjusted EBIT:
Catalysts Technologies segment operating income	$92.0	$112.1	(17.9)%	$291.2	$291.9	(0.2)%
Materials Technologies segment operating income	39.8	41.5	(4.1)%	122.3	125.7	(2.7)%
Construction Products segment operating income	36.7	30.2	21.5%	92.7	76.1	21.8%
Corporate support functions (including performance based compensation)	(16.0)	(18.3)	12.6%	(50.8)	(56.3)	9.8%
Other corporate costs (including non-asbestos environmental remediation)	(5.8)	(7.7)	24.7%	(18.2)	(19.5)	6.7%
Defined benefit pension expense (C)	(17.6)	(15.9)	(10.7)%	(53.2)	(47.5)	(12.0)%
Adjusted EBIT	129.1	141.9	(9.0)%	384.0	370.4	3.7%
Chapter 11- and asbestos-related costs, net	(5.7)	(9.3)	38.7%	(36.1)	(24.0)	(50.4)%
Restructuring expenses and related asset impairments	(1.1)	(0.1)	NM	(6.4)	(1.0)	NM
Loss on sale of product line	(0.2)	—	NM	(0.2)	—	NM
Divestment expenses	—	—	—%	(0.2)	—	NM
Interest expense and related financing costs	(11.5)	(11.1)	(3.6)%	(34.1)	(32.5)	(4.9)%
Interest income of non-Debtor subsidiaries	0.3	0.3	—%	0.7	0.9	(22.2)%
Provision for income taxes	(35.4)	(40.4)	12.4%	(102.0)	(102.5)	0.5%
Net income attributable to W.R. Grace & Co. shareholders	$75.5	$81.3	(7.1)%	$205.7	$211.3	(2.7)%

Diluted EPS (GAAP)	$0.99	$1.07	(7.5)%	$2.70	$2.80	(3.6)%
Adjusted EPS (non-GAAP)	$1.04	$1.16	(10.3)%	$3.07	$3.06	0.3%

Chapter 11- and asbestos-related costs, net:
Chapter 11 expenses, net of interest income	$4.4	$4.4	—%	$12.6	$16.9	(25.4)%
Libby medical program settlement	0.1	—	NM	19.6	—	NM
Asbestos administration costs	1.3	1.1	18.2%	4.6	3.4	35.3%
Provision for environmental remediation related to asbestos, net	0.6	(0.1)	NM	0.8	0.3	166.7%
D&O insurance cost related to Chapter 11	0.1	0.4	(75.0)%	0.2	1.2	(83.3)%
Chapter 11 financing related (D):
Translation effects - intercompany loans	(5.2)	27.3	(119.0)%	2.3	—	NM
Value of currency forward contracts - intercompany loans	4.7	(23.6)	119.9%	(4.0)	0.7	NM
Certain other currency translation costs, net	(0.3)	(0.2)	(50.0)%	—	1.5	(100.0)%
Chapter 11- and asbestos-related costs, net	$5.7	$9.3	(38.7)%	$36.1	$24.0	50.4%

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 2 (continued)

W. R. Grace & Co. and Subsidiaries

Analysis of  Operations (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
In millions	2012	2011	% Change		2012	2011	% Change
Profitability performance measures:
Gross margin:
Catalysts Technologies	40.5%	40.2%	0.3	pts	41.0%	40.5%	0.5	pts
Materials Technologies	32.8%	33.3%	(0.5	)pts	32.7%	33.6%	(0.9	)pts
Construction Products	35.4%	34.5%	0.9	pts	34.9%	34.1%	0.8	pts
Total Grace	36.7%	36.6%	0.1	pts	36.7%	36.6%	0.1	pts

Operating margin: (A)(B)
Catalysts Technologies	30.8%	30.4%	0.4	pts	31.0%	29.8%	1.2	pts
Materials Technologies	18.6%	18.7%	(0.1	)pts	18.7%	18.8%	(0.1	)pts
Construction Products	13.9%	11.1%	2.8	pts	12.1%	10.3%	1.8	pts
Total Grace	16.6%	16.4%	0.2	pts	16.3%	15.5%	0.8	pts

Adjusted EBITDA:
Adjusted EBIT:
Catalysts Technologies	$92.0	$112.1	(17.9)%		$291.2	$291.9	(0.2)%
Materials Technologies	39.8	41.5	(4.1)%		122.3	125.7	(2.7)%
Construction Products	36.7	30.2	21.5%		92.7	76.1	21.8%
Corporate	(39.4)	(41.9)	6.0%		(122.2)	(123.3)	0.9%
Total Grace	129.1	141.9	(9.0)%		384.0	370.4	3.7%

Depreciation and amortization:
Catalysts Technologies	$13.3	$13.6	(2.2)%		$40.5	$39.1	3.6%
Materials Technologies	7.3	7.7	(5.2)%		22.1	23.6	(6.4)%
Construction Products	8.6	8.8	(2.3)%		24.2	25.5	(5.1)%
Corporate	0.5	0.9	(44.4)%		2.1	1.7	23.5%
Total Grace	29.7	31.0	(4.2)%		88.9	89.9	(1.1)%

Adjusted EBITDA:
Catalysts Technologies	$105.3	$125.7	(16.2)%		$331.7	$331.0	0.2%
Materials Technologies	47.1	49.2	(4.3)%		144.4	149.3	(3.3)%
Construction Products	45.3	39.0	16.2%		116.9	101.6	15.1%
Corporate	(38.9)	(41.0)	5.1%		(120.1)	(121.6)	1.2%
Total Grace	158.8	172.9	(8.2)%		472.9	460.3	2.7%

Adjusted EBITDA margin: (A)(B)
Catalysts Technologies	35.2%	34.0%	1.2	pts	35.3%	33.8%	1.5	pts
Materials Technologies	22.0%	22.2%	(0.2	)pts	22.1%	22.3%	(0.2	)pts
Construction Products	17.2%	14.3%	2.9	pts	15.3%	13.8%	1.5	pts
Total Grace	20.4%	20.0%	0.4	pts	20.1%	19.3%	0.8	pts

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 2 (continued)

W. R. Grace & Co. and Subsidiaries

Analysis of  Operations (unaudited)

	Nine Months Ended September 30,
In millions	2012	2011	% Change
Cash flow measure: (A)
Net cash provided by (used for) operating activities	$282.8	$54.7	NM
Capital expenditures	(94.0)	(97.1)	3.2%
Free Cash Flow	188.8	(42.4)	NM
Chapter 11 expenses paid	9.9	15.8	(37.3)%
Accelerated defined benefit pension plan contributions	83.4	180.0	(53.7)%
Expenditures for asbestos-related environmental remediation	4.0	1.8	122.2%
Adjusted Free Cash Flow	$286.1	$155.2	84.3%

Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters): (A)
Adjusted EBIT	$492.2	$450.0
Invested Capital:
Trade accounts receivable	483.4	480.2
Inventories	309.0	355.1
Accounts payable	(253.2)	(270.7)
	539.2	564.6
Other current assets (excluding income taxes)	78.2	95.4
Properties and equipment, net	735.4	719.1
Goodwill	170.0	149.0
Investment in unconsolidated affiliate	81.2	69.3
Other assets	122.5	111.5
Other current liabilities (excluding income taxes and restructuring)	(247.4)	(270.6)
Other liabilities (including non-asbestos environmental remediation)	(54.5)	(57.4)
Total Invested Capital	$1,424.6	$1,380.9

Adjusted EBIT Return On Invested Capital	34.6%	32.6%

Amounts may not add due to rounding.

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 3

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended
	September 30,
In millions	2012	2011
Operating Activities
Net income	$207.0	$210.7
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	88.9	89.9
Equity in earnings of unconsolidated affiliate	(13.8)	(13.2)
Chapter 11 expenses, net of interest income	12.6	16.9
Chapter 11 expenses paid	(9.9)	(15.8)
Libby medical program settlement	19.6	—
Libby medical program settlement paid	(19.6)	—
Provision for income taxes	102.0	102.5
Income taxes paid, net of refunds	(41.6)	(38.3)
Tax benefits from stock-based compensation	(23.0)	—
Interest accrued on pre-petition liabilities subject to compromise	30.0	29.0
Restructuring expenses and related asset impairments	6.4	1.0
Payments for restructuring expenses and related asset impairments	(7.2)	(6.3)
Defined benefit pension expense	53.2	47.5
Payments under defined benefit pension arrangements	(122.5)	(260.0)
Provision for environmental remediation	1.8	1.6
Expenditures for environmental remediation	(8.1)	(7.7)
Changes in assets and liabilities, excluding effect of currency translation:
Trade accounts receivable	(3.7)	(86.8)
Inventories	20.6	(89.3)
Accounts payable	(6.0)	54.8
All other items, net	(3.9)	18.2
Net cash provided by operating activities	282.8	54.7
Investing Activities
Capital expenditures	(94.0)	(97.1)
Businesses acquired, net of cash acquired	(40.5)	(55.8)
Transfer to restricted cash and cash equivalents	(24.1)	(27.7)
Other investing activities	0.5	6.8
Net cash used for investing activities	(158.1)	(173.8)
Financing Activities
Net borrowings under credit arrangements	24.6	10.0
Proceeds from exercise of stock options	25.7	10.3
Tax benefits from stock-based compensation	23.0	—
Other financing activities	5.1	4.7
Net cash provided by financing activities	78.4	25.0
Effect of currency exchange rate changes on cash and cash equivalents	(0.2)	2.2
Increase (decrease) in cash and cash equivalents	202.9	(91.9)
Cash and cash equivalents, beginning of period	1,048.3	1,015.7
Cash and cash equivalents, end of period	$1,251.2	$923.8

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 4

W. R. Grace & Co. and Subsidiaries

Consolidated Balance Sheets (unaudited)

	September 30,	December 31,
In millions	2012	2011

ASSETS
Current Assets
Cash and cash equivalents	$1,251.2	$1,048.3
Restricted cash and cash equivalents	160.6	136.5
Trade accounts receivable, less allowance of $4.8 (2011- $8.1)	471.2	461.8
Accounts receivable - unconsolidated affiliate	12.2	11.2
Inventories	309.0	329.1
Deferred income taxes	58.8	66.5
Other current assets	95.1	93.0
Total Current Assets	2,358.1	2,146.4

Properties and equipment, net	735.4	723.5
Goodwill	170.0	148.2
Patents, licenses and other intangible assets, net	84.5	70.6
Deferred income taxes	756.5	759.4
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	32.8	37.1
Investment in unconsolidated affiliate	81.2	70.8
Other assets	38.0	38.0
Total Assets	$4,756.5	$4,494.0

LIABILITIES AND EQUITY
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$72.4	$57.9
Debt payable - unconsolidated affiliate	3.5	3.4
Accounts payable	253.0	257.1
Accounts payable - unconsolidated affiliate	0.2	0.5
Other current liabilities	305.1	314.0
Total Current Liabilities	634.2	632.9

Debt payable after one year	13.2	3.3
Debt payable - unconsolidated affiliate	22.1	18.3
Deferred income taxes	24.1	19.8
Underfunded and unfunded defined benefit pension plans	380.6	407.4
Other liabilities	43.6	49.1
Total Liabilities Not Subject to Compromise	1,117.8	1,130.8

Liabilities Subject to Compromise
Debt plus accrued interest	965.3	941.8
Income tax contingencies	80.7	69.3
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	143.3	149.9
Postretirement benefits	189.6	185.2
Other liabilities and accrued interest	157.6	149.5
Total Liabilities Subject to Compromise	3,236.5	3,195.7
Total Liabilities	4,354.3	4,326.5

Equity
Common stock	0.8	0.7
Paid-in capital	516.5	472.9
Retained earnings	506.8	301.1
Treasury stock, at cost	(20.6)	(36.8)
Accumulated other comprehensive loss	(610.7)	(578.5)
Total W. R. Grace & Co. Shareholders’ Equity	392.8	159.4
Noncontrolling interests	9.4	8.1
Total Equity	402.2	167.5
Total Liabilities and Equity	$4,756.5	$4,494.0

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 5

W. R. Grace & Co. and Subsidiaries

Adjusted Earnings Per Share (unaudited)

	Three Months Ended September 30, 2012				Nine Months Ended September 30, 2012
In millions, except per share amounts	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.99				$2.70

Restructuring expenses and related asset impairments	$1.1	$0.3	$0.8	0.01	$6.4	$1.9	$4.5	0.06
Chapter 11- and asbestos-related costs, net	5.7	1.6	4.1	0.05	36.1	11.8	24.3	0.32

Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		0.8	(0.8)	(0.01)		0.5	(0.5)	(0.01)

Adjusted EPS (non-GAAP) (A)				$1.04				$3.07

	Three Months Ended September 30, 2011				Nine Months Ended September 30, 2011
In millions, except per share amounts	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share
Diluted Earnings Per Share (GAAP)				$1.07				$2.80

Restructuring expenses and related asset impairments	$0.1	$—	$0.1	—	$1.0	$0.3	$0.7	0.01
Chapter 11- and asbestos-related costs, net	9.3	3.0	6.3	0.08	24.0	6.8	17.2	0.23

Discrete tax items:
U.S. federal income tax settlement		1.8	(1.8)	(0.02)		1.8	(1.8)	(0.02)
Discrete tax items, including adjustments to uncertain tax positions		(2.3)	2.3	0.03		(2.7)	2.7	0.04

Adjusted EPS (non-GAAP) (A)				$1.16				$3.06

The Notes to the Financial Information are included as part of the Earnings Release.

W. R. Grace & Co. and Subsidiaries

Notes to the Financial Information

(A): In the above charts, Grace presents its results of operations by operating segment and for adjusted operations.  Adjusted EBIT means net income adjusted for interest income and expense, income taxes, Chapter 11- and asbestos-related costs, net, divestment expenses, restructuring expenses and related asset impairments and gains and losses on sales of product lines and other investments.  Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization.  Grace uses Adjusted EBIT as a performance measure in significant business decisions. Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus the net cash flow from Chapter 11 expenses paid, cash paid to resolve contingencies subject to Chapter 11, accelerated payments under defined benefit pension arrangements, and expenditures for asbestos-related environmental remediation.  Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of cash to shareholders.  Adjusted EPS means Diluted EPS adjusted for restructuring expenses and related  asset impairments, Chapter 11- and asbestos-related costs, net, gains or losses on sales of product lines and related divestment expenses, and certain discrete tax items.  Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities. Adjusted EBIT, Adjusted EPS, Adjusted EBITDA, Adjusted Free Cash Flow, and Adjusted EBIT Return On Invested Capital do not purport to represent income measures as defined under United States generally accepted accounting principles, and should not be considered as alternatives to such measures as an indicator of Grace’s performance.  These measures are provided to distinguish the operating results of Grace’s current business base from the income and expenses of items related to asbestos and Chapter 11.

(B): Grace’s segment operating income includes only Grace’s share of income from consolidated and unconsolidated joint ventures.

(C): Defined benefit pension expense includes all defined benefit pension expense of Grace. Catalysts Technologies, Materials Technologies, and Construction Products segment operating income and corporate costs do not include amounts for defined benefit pension expense.

(D): Due to its bankruptcy, Grace has had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that are not related to its operating activities.  In addition, Grace has accumulated significant cash during its bankruptcy.  The intercompany loans are expected to be paid when Grace emerges from bankruptcy, and excess cash balances are expected to be used to fund a significant portion of Grace’s emergence from bankruptcy.  Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as Chapter 11- and asbestos-related costs, net.

NM — Not Meaningful